Exhibit 23.2

[ERNST & YOUNG LETTERHEAD]

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the CytRx Corporation 2000 Long-Term Incentive Plan of our report dated March 1, 2002, with respect to the consolidated financial statements and schedule of CytRx Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001 filed with the Securities and Exchange Commission and incorporated by reference in the Current Report on Form 8-K dated May 28, 2002 filed with the Securities and Exchange Commission.

ERNST & YOUNG

/s/ ERNST & YOUNG
Ernst & Young

Atlanta, Georgia
July 10, 2002